Exhibit 3.1

The Restated Certificate of Incorporation

of

Computer Task Group, Incorporated

(the “Corporation”)

1. The name of the Corporation is COMPUTER TASK GROUP, INCORPORATED.

2. The purposes for which the Corporation is formed are to do any or all things stated below in any part of the world, either as principal or agent, and either alone or associated with other corporations, firms or individuals or by organization of subsidiary corporations or by any combination of these methods; but to engage in no activity which is illegal under any applicable law at the time when and the place where it occurs or which is not permitted to a corporation formed under said Business Corporation Law.

(a)

To provide general services with respect to data processing equipment including but not limited to systems design and programming, programmer training, systems engineering, installation management, and consulting services with respect to equipment selection, implementation and evaluation.

(b)	To develop, manufacture, assemble, repair, buy or otherwise acquire, sell or otherwise dispose of, handle, store and deal in materials, products and articles of every kind.

(c)

To buy or otherwise acquire, sell, mortgage or otherwise dispose of, hold, manage, deal in and invest in real property and interests in real property; and to build, maintain, improve, rebuild, enlarge, alter, control, operate, buy or otherwise acquire, sell, mortgage, pledge or otherwise dispose of, deal in and invest in all kinds of buildings, structures, equipment, inventories and other tangible property, whether real or personal, and interests in the foregoing.

(d)

To buy or otherwise acquire, sell, pledge, or otherwise dispose of, hold, vote, use, deal in and invest in shares, stocks, bonds, evidences of indebtedness, receipts, receivables, patents, trademarks, trade secrets, trade names, good will and other forms of intangible personal property of every nature.

(e)	To do any or all things stated in preceding paragraphs (c) and (d) in connection with the acquisition or disposition of any business, as well as in the course of its own business.

3. The city and county within the State of New York in which the office of the Corporation is to be located are the City of Buffalo and the County of Erie.

4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 152,500,000 consisting of (1) 150,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”), and (2) 2,500,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).

(a)	The shares of authorized Common Stock of the Corporation shall be identical in all respects and shall have equal rights and privileges.

(b)

The Board of Directors shall have authority by resolution to issue the shares of Preferred Stock from time to time on such terms as it may determine and to divide the Preferred Stock into one or more classes or series and, in connection with the creation of any such class or series, to determine and fix by the resolution or resolutions providing for the issuance of shares thereof the designation, powers (including voting power) and relative, participating, optional, or other special rights of such class or series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law. Except as may be required by law, the shares in any class or series of Preferred Stock need not be identical.

(c)

There is hereby established a series of the Corporation’s authorized Preferred Shares, to be designated as the Series A Participating Cumulative Preferred Shares, par value $.01 per share. The relative rights, preferences and limitations of the Series A Preferred Shares, insofar as not already fixed by any other provision of this Restated Certificate of Incorporation shall, as fixed by the Board of Directors of the Corporation in the exercise of authority conferred by this Restated Certificate of Incorporation, and as permitted by Section 502 of the New York Business Corporation Law, be as follows:

Exhibit 3.1

(i) Designation and Number of Shares. The shares of such series shall be designated as ‘Series A Participating Cumulative Preferred Shares’ (the “Series A Preferred Shares”). The par value of each share of the Series A Preferred Shares shall be $0.01. The number of shares initially constituting the Series A Preferred Shares shall be 120,000; provided, however, that the number of Series A Preferred Shares may be increased, by an amendment of this paragraph (i) of this Section c approved by the Board of Directors of the Corporation, if within the authority of the Board of Directors of the Corporation under Article 4 of the Restated Certificate of Incorporation, to such greater number of Series A Preferred Shares as are at any time issuable upon exercise of the Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of January 16, 1989, as amended, between the Corporation and BankBoston, N.A. (as successor to The First National Bank of Boston), as Rights Agent (the “Rights Agreement”).

(ii) Dividends or Distributions.

(A) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Shares or other class or series of capital stock of the Corporation ranking prior and superior to the Series A Preferred Shares with respect to dividends, the holders of shares of the Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, (1) quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of the Series A Preferred Shares, in the amount of $10 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Shares pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of the Series A Preferred Shares, and (2) dividends payable in cash on the payment date for each cash dividend declared on the Common Shares in an amount per whole share (rounded to the nearest cent) equal to the Formula Number then in effect times the cash dividends then to be paid on each Common Share. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Shares payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in Common Shares), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of the Series A Preferred Shares a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each Common Share. As used in this Section (c), the “Formula Number” shall be 1000; provided, however, that if at any time after November 20, 1998, the Corporation shall (i) declare or pay any dividend on the Shares payable in Common Shares or make any distribution on the Common Shares in Common Shares, (ii) subdivide (by a stock split or otherwise) the outstanding Common Shares into a larger number of Common Shares or (iii) combine (by a reverse stock split or otherwise) the outstanding Common Shares into a smaller number of Common Shares, then in each such event the Formula shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of Common Shares that are outstanding immediately after such event and the denominator of which is the number of Common Shares that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided, further, that if at any time after November 20, 1998, the Corporation shall issue any shares of its capital stock in a reclassification or change of the outstanding Common Shares (including any such reclassification or change in connection with a merger in which the

Exhibit 3.1

Corporation is the surviving corporation), then in each such event the Formula Number shall be appropriately adjusted to reflect such reclassification or change.

(B) The Corporation shall declare a dividend or distribution the Series A Preferred Shares as provided in paragraph (ii)(a) above immediately prior to or at the same time it declares a dividend or distribution on the

Common Shares (other than a dividend or distribution solely in Common Shares); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution in Common Shares) shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series A Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Shares entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Shares.

(C) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such Series A Preferred Shares; provided, however, that dividends on Series A Preferred Shares which are originally issued after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on Series A Preferred Shares which are originally issued prior to the record date for the first Quarterly Dividend Payment shall be calculated as if cumulative from and after the March 15, June 15, September 15 or December 15, as the case may be, next preceding the date of original issuance of such Series A Preferred Shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(D) So long as any shares of the Series A Preferred Shares are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Shares unless, in each case, the dividend required by this paragraph (ii) to be declared on the Series A Preferred Shares shall have been declared and paid or set apart.

(E) The holders of the shares of Series A Preferred Shares shall not be entitled to receive any dividends or other distributions except as provided herein.

(iii) Voting Rights. The holders of shares of Series A Preferred Shares shall have the following voting rights:

(A) Each holder of Series A Preferred Shares shall be entitled to a number of Votes equal to the Formula Number then in effect, for each share of the Series A Preferred Shares held of record on each matter on which holders of the Common Shares or shareholders generally are entitled to vote, multiplied by the number of votes per share which the holders of the Common Shares or shareholders generally then have with respect to such matter.

(B) Except as otherwise provided herein or by applicable law, the holders of shares of Series A Preferred Shares and the holders of shares of Common Shares shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of shareholders of the Corporation.

Exhibit 3.1

(C) If at the time of any annual meeting of shareholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Shares are in default, the number of directors constituting the board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Shares for the election of other directors of the Corporation, the holders of record of the Series A Preferred Shares, voting separately as a class to the exclusion of the holders of Common Shares, shall be entitled at said meeting of shareholders (and at each subsequent annual meeting of shareholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of such additional directors, if any, of the Corporation, the holders of any Series A Preferred Shares being entitled to cast a number of votes per share of the Series A Preferred Shares equal to the Formula Number. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time by, and removed without cause only by, the affirmative vote of the holders of the Series A Preferred Shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Shares shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two or such other number of directors as shall have been added pursuant to the provisions of this subsection (C). The voting rights granted by this subsection (C) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Shares in this paragraph (iii).

(D) Except as provided herein, in paragraph (xi) or by applicable law, holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for authorizing or taking any corporate action.

(iv) Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares as provided in paragraph (ii) of this Section (c) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Shares outstanding shall have been paid in full, the Corporation shall not

(1) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;

(2) declare or pay dividends on or make other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

Exhibit 3.1

(3) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Shares; or

(4) purchase or otherwise acquire for consideration any shares of Series A Preferred Shares, or any shares of stock ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under sub-paragraph (A) of this paragraph (iv), purchase or otherwise acquire such shares at such time and in such manner.

(v) Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Share shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $250 per share and (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Shares, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except distributions made ratably on the Series A Preferred Shares and all other such parity stock in proportion to the total amounts as to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(vi) Consolidation, Merger, etc. In each the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each Common Share is exchanged or changed.

(vii) Redemption; No Sinking Fund.

(A) The Series A Preferred Shares shall not be subject to redemption by the Corporation or at the option of any holder of Series A Preferred Stock; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

Exhibit 3.1

(B) The Series A Preferred Shares shall not be subject to or entitled to the operation of a retirement or sinking fund.

(viii) Ranking. The Series A Preferred Shares shall rank equally and on a parity with all other series of Preferred Shares of the Corporation with respect to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(ix) Fractional Shares. The Series A Preferred Shares shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-thousandth (1/1000th) of a share or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Shares. The Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Shares, may elect (1) to issue certificates evidencing such authorized fraction of a share of Series A Preferred Shares or (2) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Shares pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation, provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Shares.

(x) Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancelation become authorized but unissued shares of Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by resolution of the Board of Directors.

(xi) Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Shares as provided herein shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding Series A Preferred Shares, voting as a separate class; provided, however, that no such amendment approved by the holders of at least 66-2/3% of the outstanding Series A Preferred Shares shall be deemed to apply to the powers, preferences, rights or privileges of any holder of Series A Preferred Shares originally issued upon exercise of the Rights after the time of such approval without the approval of such holder and provided further, however, that the Board of Directors of the Corporation, prior to the earlier of (i) the Distribution Date and (ii) the Expiration Date (as such terms are defined in the Rights Agreement) may amend the powers, preferences and relative participating, optional and other terms of the Series A Preferred Shares in any manner.”

5. The Secretary of State is hereby designated as agent of the Corporation upon whom process against it may be served. The post office address within or without the State of New York to which the Secretary of State shall mail a copy of any process against it served upon him is 800 Delaware Avenue, Buffalo, New York 14209.

6. The following provisions, relating to the business of the Corporation, its affairs, its rights and powers, and the rights and powers of its shareholders, directors and officers are set forth pursuant to paragraph (b) of Section 402 of said Business Corporation Law:

(a) Subject to any limitation provided in any statute of the State of New York, the Corporation in furtherance of its corporate purposes shall have all the powers now or hereafter conferred by statute upon, or otherwise legally attributable to, corporations formed under said Business Corporation Law.

Exhibit 3.1

(b) A majority vote of the entire Board shall be necessary for the Board to designate any committee of the Board. “Entire Board” means the total number of directors (assuming no vacancies) which the Corporation would have under or pursuant to the By-laws in effect at the time such vote is taken.

(c) No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to purchase any shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

7. (a) Subject to the rights of the holders of any class or series of capital stock having a preference over the Common Stock as to dividends or upon liquidation, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the By-laws of the Corporation. The directors, other than those who may be elected by the holders of any class or series of capital stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into two classes, as nearly equal in number as possible (but with not less than three directors in each class or such lesser numbers as may be permitted by law), as shall be provided in or pursuant to the By-laws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1987 and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1988, with each class to hold office until its successors are elected and qualified. At each annual meeting of the shareholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the second year following the year of their election. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director or cause, directly or indirectly, a decrease in the number of classes of directors, except as required by law.

(b) Notwithstanding paragraph (a) of this Article 7, in the event that the number of directors of the Corporation (i) shall be fixed at nine or a greater number or (ii) shall be fixed at a number that would, under law, permit the directors to be divided into three classes, then, at the next succeeding annual meeting of the shareholders of the Corporation (the “Three-Class Annual Meeting”), the directors, other than those who may be elected by the holders of any class or series of capital stock having a preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes, as nearly equal in number as possible (but with no less than three directors in each class or such lesser number as may be permitted by law) as shall be provided in or pursuant to the By-laws of the Corporation. At the Three-Class Annual Meeting, one class shall be originally elected for a term expiring at the second succeeding annual meeting and another class shall be originally elected for a term expiring at the third succeeding annual meeting. The class of directors whose term, pursuant to paragraph (a) of this Article 7, would not have expired until the annual meeting next succeeding the Three-Class Annual Meeting shall complete the term for which such class was originally elected. At each annual meeting of the shareholders subsequent to the Three-Class Annual Meeting, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring in the third year following the year of their election.

(c) Subject to the rights of the holders of any class or series of capital stock having a preference over the Common Stock as to dividends or upon liquidation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the vote of the Board of Directors; provided, that, if the number of directors then in office is less than a quorum, such newly-created directorshipsand vacancies shall be filled by the vote of a majority of the remaining directors then in office. Any director elected in accordance with the preceding sentence shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until such director’s successor shall have been elected and qualified.

(d) Shareholder nominations of director candidates and shareholder proposals shall be made in the manner provided in the By-laws.

Exhibit 3.1

8. In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation, provided that the vote of a majority of the entire Board of Directors shall be required for any amendment to the By-laws increasing or decreasing the number of directors of the Corporation. In addition to any requirements of law and any other provisions of this Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article 4 of this Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of 66 2/3% or more of the combined voting power of the then outstanding shares of all classes and series of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class, shall be required to adopt, amend, alter or repeal any provision of the By-laws.

9. In addition to any requirements of law and any other provisions of this Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article 4 of this Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of 66 2/3% or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article 9, or Articles 7 or 8 of this Certificate of Incorporation. Subject to the foregoing provisions of this Article 9, the Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are subject to this reservation.

10. No director of the corporation shall be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity occurring after the adoption of this Article 10, except as otherwise provided by law.